Background Information

Please sign the Entity Harmonization Amendment to amend certain provisions of the Agreements. Please verify that the Contact Information below is correct and that the person listed is a qualified representative from your organization.

Effective Date

2020-10-15 11:11 PDT-US/Pacific

Agreement

ENTITY HARMONIZATION AMENDMENT

This Entity Harmonization Amendment ("**Amendment**") is entered into by: (1) the entity on behalf of which you accept these terms ("**Provider**"); (2) and; (3) the Outgoing Affiliates (defined below), as of the date that Provider accepts this Amendment ("**Amendment Effective Date**"), and amends the Agreements.

In consideration of the mutual promises contained herein and other valuable consideration, with effect from the Amendment Effective Date, the parties agree as follows:

1. **Definitions.** In this Amendment, unless expressly stated otherwise:

   "**Outgoing Affiliates**" means any Affiliates of that are parties to a relevant Agreement; and

   " **Agreement(s)**" means any agreements (including any amendments thereto) in effect between Provider and any relevant Outgoing Affiliates as at the Amendment Effective Date that: (A) govern the licensing and monetization of Provider's content on (e.g. a "Content Hosting Services Agreement" or "Sound Recording and Audiovisual Content Licence") (together, the "**Core Agreements**"); or (B) refer explicitly to and/or incorporate terms from the Core Agreements, and relate to Provider's use of , including the making available of Provider's audiovisual content on (eg. any "Content Identification and Management Agreement"). For clarity, the foregoing does not include agreements or other terms governing Provider's purchase of advertising on .

2. **as Provider's Sole Counterparty.**

   2.1 Subject to Section 2.2, the parties agree that:

   (a) **Provider**:

   (i) releases and discharges the Outgoing Affiliates from all liabilities and obligations under the Agreements; and

   (ii) with respect to any Agreements to which is not already a party:

   (A) accepts as a party liable under the Agreements in place of the Outgoing Affiliates; and

   (B) is bound and liable to as a party to the Agreements in place of the Outgoing Affiliates;

(b) The **Outgoing Affiliates** release and discharge Provider from all liabilities and obligations under the YouTube Agreements;

(c) with respect to any Agreements to which it is not already a party, is bound and liable and assumes the benefits and rights of the Outgoing Affiliates in their place; and

(d) Accordingly:

(i) is Provider's sole counterparty to all Agreements and the sole beneficiary of the applicable benefits and rights thereunder; and

(ii) the definition of " " in each Agreement amended to mean solely .

2.2 This Amendment does not affect any claim or demand that Provider or the Outgoing Affiliates may have against the other arising prior to the Amendment Effective Date, nor, for clarity, any rights or obligations of acting in any capacity other than under the Agreements.

3. **<u>Amendments to the Agreements</u>.** Notwithstanding anything to the contrary in the Agreements:

3.1 <u>Affiliates</u>.

(a) <u>Definition</u>. In all Agreements, "**Affiliate**" means any entity that directly or indirectly controls, is controlled by, or is under common control with, a party.

(b) <u>Licenses</u>. All intellectual property rights and licenses granted by Provider under a Agreement are granted solely to , and not to any of Affiliates. For the avoidance of doubt, any such rights and licences may be sublicensed or assigned as provided herein.

(c) <u>Revenues</u>. For the avoidance of doubt, any amounts calculated under the Agreements based on revenue "recognised by " (e.g. "(Net) Revenues" or "(Net) Revenues") will, where applicable, also include any such revenue recognised by applicable Affiliates, including any relevant Outgoing Affiliates, or any other Affiliates that were included in such calculations prior to the Amendment Effective Date.

3.2 <u>Future Assignment</u>. Neither party may assign any part of a Agreement without the written consent of the other, except that either party may assign any part of a Agreement to an Affiliate where: (a) the assigning party remains liable for obligations under the Agreement; and (b) if Provider is the assigning party, the assignee has agreed in writing to be bound by the terms of the Agreement and Provider has notified of the assignment. Any other attempt to assign is void.

3.3 <u>Sublicensing; Subcontracting</u>. In addition to any other sublicensing or subcontracting rights has in the Agreements (or at law generally), may also sublicense any of its rights and licenses (including intellectual property rights and licenses) under the Agreements or subcontract any of its obligations or rights under the Agreements to any of its Affiliates, provided that will be liable for any breach of the Agreements by its Affiliates.

4. **<u>Miscellaneous</u>**. The parties may execute this Amendment in counterparts, including facsimile, PDF, and other electronic copies, which taken together will constitute one instrument. This Amendment will be binding on the parties hereto and their respective personal and legal representatives, successors,

and permitted assigns. This Amendment, together with the Agreements, sets out all terms agreed between the parties and supersedes all other agreements between the parties relating to its subject matter. The Agreements will remain in full force and effect unchanged except as modified by this Amendment. If there is a conflict between any term of this Amendment and a term of the Agreements, the term of this Amendment will govern. Capitalized terms used but not defined in this Amendment will have the meanings given to such terms in the Agreements. Any local language translation (where applicable) exists for reference purposes only, and only the English version will be legally binding. In the event of any inconsistency between the two versions, the English version shall control. The governing law and forum or dispute resolution provision (as applicable) set forth in the relevant Agreement will also apply to this Amendment.

Signatory Information

Contracting Entity:	VS Media Limited
Url:	
Name:	Ivy Wong
Title:	CEO
Email:	ivy@vs-media.com
Address:	6/F, Koho, 75 Hung To Road, Kwun Tong,
Country:	Hong Kong
Phone:	
Fax:	

Accept Agreement

Note: If you are accepting on behalf of your employer or another entity, you represent and warrant that you have full legal authority to bind your employer or such entity to these terms and conditions. If you don't have the legal authority to bind, please do not click the "Accepted and Agreed" button below.

__X__ By checking this box, I am accepting this Agreement on behalf of the entity **VS Media Limited**. I represent and warrant that (a) I have full legal authority to bind the entity to this Agreement, (b) I have read and understand this Agreement, and (c) I agree to all terms and conditions of this Agreement on behalf of the entity that I represent.

Accepted and Agreed